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                                 EXHIBIT NO. 13
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CALCULATION OF PERFORMANCE INFORMATION FOR ADVERTISEMENT OF PERFORMANCE

The Depositor expects to use inception-to-date performance data in advertising, and, when applicable, 1 year, 3 year, 5 year and 10 year figures. The
Depositor also expects to use current and effective yield performance data in advertising the money-market type Sub-account. As noted in the Statement of Additional Information, it is expected that performance data will be based on the inception dates of the underlying mutual fund portfolios assuming all applicable charges assessable against the Separate Account and the Annuities.

I.      Money Market Type Sub-account - Current and Effective Yield

Current and effective yield is to be calculated for a hypothetical contract and based on the performance of the money-market type Sub-account during the last seven days of the calendar quarter ending prior to the date of the advertisement. At the beginning of such period, the hypothetical Annuity is assumed to have a balance of one Unit in the money-market type Sub-account.

        (a) The current yield will be computed by determining the net change, exclusive of capital changes, in the value of the aforementioned Unit during the seven-day period, subtracting a hypothetical charge reflecting the charges against the Annuity, and dividing the difference by the value of the Unit at the beginning of the seven-day period to obtain a base period return, and then multiplying such base period return by (365/7) with the resulting yield figure carried to at least the nearest 100th of one percent.

       (b) The effective yield is determined by taking the base period return noted above and compounding by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result, according to the formula EFFECTIVE YIELD = [(BASE PERIOD RETURN +1)365/7] - 1.

Standard return will be calculated as of the end of each calendar quarter. The formulas for calculating standard return for period of 1 year, 3 years and from inception-to-date are shown below. The formulas for periods of 5 and 10 years would follow the pattern for the 3 year period. As noted above, periods other than inception-to-date will be used when the underlying mutual fund portfolios have aged sufficiently to use such periods. The formulas are as follows:

A.     Standard Total Return - 1 Year

       Standard Total Return = [(1 + x)(1 - y)] - 1; where:

                x = Sub-account total return for the period being measured.

                y = .08% This percentage is the $30 maintenance fee converted to a percentage of assets for the period. Such conversion assumes an average Purchase Payment of $37,500. This average will be re-evaluated yearly in light of actual Purchase Payments, which in turn may result in a change to y.

B.     Standard Total Return - 3 Year

       Standard Total Return = [(1 + x)(1 - y)3]1/3 - 1; where x and y are as noted in A, above.

C.     Standard Total Return - Inception-to-date

       Standard Total Return = [(1 + x)(1 - y)T]365/N - 1; where x and y are as noted in A, above;

                N = number of days from inception to the date as of which
                    performance is being measured;

                T = duration of an Annuity as if issued on the inception date and in force as of the date performance is being measured.

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                                                                      Exhibit 13

      Non-standard Total Return = [(1 + x)(1 - y)(3) (1.03)](1/3) - 1; where x and y are as noted in A, above.

E.    Standard Total Return -- Inception-to-date

      Standard Total Return = [(1 + x)(1 - y)(T)](365/N) - CDSC - 1 if N is less than 365; or

                              [(1 + x)(1 - y)(T) - CDSC](365/N) - 1 if N is
                              greater than or equal to 365; where

              x and y are as noted in A, above;

              N = number of days from inception to the date as of which
                  performance is being measured;

              T = duration of an Annuity as if issued on the inception date and in force as of the date performance is being measured; and

              CDSC = Contingent deferred sales charge applicable to such Annuity as of the date performance is being measured, assuming the Annuity was issued on the inception date.

F.    Non-standard Total Return = Inception-to-date

      Non-standard Total Return = [(1+x)(1-y)T]365/N(1.03)-1 - if N is less than 365; or

                                  [(1+X)(1-y)T(1.03)]365/N-1 - if N is
                                  greater than or equal to 365

                                  [(1+x)(1-y)T(1.03)]365/N-1; where x and y
                                  are as noted in A, above, and N, T and CDSC are as noted in E, above.


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